EMPLOYMENT AGREEMENT

This Employment Agreement dated as of June 8, 2007 (the “Effective Date”) between Velcera, Inc., a Delaware corporation (the “Company”) with its principal corporate offices at 201 Corporate Drive, Langhorne, Pennsylvania 19047, and Dennis F. Steadman (“Executive”), residing at 10 Milton Drive, Yardley, Pennsylvania 19067.

The Company and Executive are parties to an employment agreement dated April 20, 2004, whereby Executive served as President and Chief Executive Officer of the Company according to the terms set forth therein. That employment agreement expired as of May 2, 2007 and Executive and the Company desire that Executive continue to serve the Company as President and Chief Executive Officer upon the terms set forth herein.

The parties hereby agree as follows:

1.  Employment

(a)  Services. The Company hereby agrees to employ Executive as its President and Chief Executive Officer. Executive will report to the Board of Directors of the Company (the “Board”) and shall be responsible for directing all daily operations of the Company, including, but not limited to, sales, marketing, sourcing, licensing, product development and financial affairs, and such other duties as consistent with the position as President and Chief Executive Officer and are otherwise directed by the Board (the “Services”).

(b)  Acceptance. Executive hereby accepts such employment and agrees to render the Services.

2.  Term.

Executive's employment under this Agreement shall commence as of June 8, 2007 and shall continue through December 31, 2007, subject to earlier termination or renewal as provided herein (the “Term” or the “Expiration Date”). The Term will automatically renew on January 1, 2008 and on each successive anniversary date thereof for a one-year period unless written notice is given by the Company or Executive of its or his intention not to extend the Term at least 60 days prior to December 31, 2007 or such subsequent anniversary date, as the case may be, subject in all cases to earlier termination as set forth herein. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 6 hereof and survive the expiration or earlier termination of the Term. The actual period during which Executive continues to be employed by the Company is referred to herein as the “Term” and the actual date upon which Executive’s employment with the Company is terminated or this Agreement expires, as the case may be, is referred to herein as the “Expiration Date”.

3.  Best Efforts; Place of Performance.

(a)  Executive agrees to perform the Services faithfully and to devote substantially all of his business time, attention and energies to the business and affairs of the Company during the Term and shall use his commercially reasonable best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will materially interfere with the performance by Executive of his duties hereunder or Executive's availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Notwithstanding the foregoing, it is understood and agreed that during the Term Executive shall be entitled (i) to continue to participate in charitable and civic activities, (ii) to maintain his ownership interest in Valorum Associates, Ltd., (iii) to maintain his ownership interest in AgroSource Inc. and (iv) to purchase, hold and sell securities of publicly-traded corporations for his own account provided that his beneficial ownership of any one such issuer does not exceed 2%, in each case without being deemed to violate the provisions of this Section 3(a), provided, however, that such activities to do not occupy more than 8 business hours per month of Executive's time.

(b)  The duties to be performed by Executive hereunder shall be performed primarily at an office of the Company to be located within a thirty-minute commuting radius of Executive's current residence in Yardley, Pennsylvania, subject to reasonable travel requirements on behalf of the Company, or at such other place as Executive and the Board may mutually agree.

4.  Directorship. The Company shall use its best efforts to cause Executive to be nominated and elected as a member of its board of directors throughout the Term and shall include Executive in the management slate for election as a director at every stockholders meeting held during the Term at which his term as a director would otherwise expire. Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation other than as specified in this Agreement.

5.  Compensation As full compensation for the performance by Executive of his duties under this Agreement, the Company shall pay Executive as follows:

(a)  Base Salary. The Company shall pay Executive a salary (the “Base Salary”) equal to $275,000 per year, effective as of May 1, 2007. Payment will be made in accordance with the Company's normal payroll practices. The Board will consider increases to the Base Salary on an annual basis.

(b)  Discretionary Bonus. At the sole discretion of the Board, Executive may receive an annual bonus having an aggregate value of up to $300,000.00, based upon his performance on behalf of the Company during the prior calendar year (the “Discretionary Bonus”). Any Discretionary Bonus awarded by the Board for the period from the Effective Date through December 31, 2007 will be prorated from May 1, 2007 through December 31, 2007. The Board will consider increases to the Discretionary Bonus on an annual basis. Factors to be considered by the Board in determining if to award a Discretionary Bonus and the amount of any Discretionary Bonus awarded include, but are not limited to, growth in the Company's market capitalization, product development and sales growth, the liquidity and performance of the Company's common stock, and financing received by the Company from third parties introduced to the Company by Executive. The Discretionary Bonus is payable 60% in cash (as a lump-sum payment on or before March 15th of the following calendar year) and 40% in common stock of the Company, unless the Board determines, in its sole discretion, to adjust the above allocation to include more cash. The number of shares of common stock issued hereunder will be determined by dividing the amount payable to Executive in common stock by the closing price of the common stock for the trading day immediately preceding payment of the Discretionary Bonus. If the common stock of the Company is not then traded, the denominator for the above calculation will be the fair market value of the common stock as determined in the sole discretion of the Board.

(c)  Additional Bonus. Other than for products and technologies incorporating PromistTM delivery technology, Executive will receive a lump-sum cash bonus of $50,000.00 no later than 30 days following the adoption of each new product or technology by the Company during the Term, as approved by the Board, including, without limitation, the adoption of a new product or technology acquired through acquisition or in-licensing.

(d)  Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 5.

(e)  Stock Option. As additional compensation for the Services, on May 25, 2007 the Company granted Executive an option to purchase 280,000 shares of common stock of the Company pursuant to the terms set forth in the stock option agreement between Executive and the Company on such date.

(f)  Other Benefits. Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, life insurance, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called "fringe" benefits) as the Company shall make available to its senior executives from time to time.

(g)  Vacation. Executive is entitled to 3 weeks per calendar year of vacation, in addition to holidays observed by the Company. Executive will not be entitled to carry any vacation forward to the next year of employment and will not receive any compensation for unused vacation days.

6.  Confidential Information and Inventions.

(a)  Executive recognizes and acknowledges that in the course of his duties he will receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any purpose other than in connection with the fulfillment of Executive’s duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” means confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Notwithstanding the foregoing, Confidential and Proprietary Information shall not include (i) any information to the extent it becomes generally known to the public through no fault of Executive or (ii) any information which Executive is required to disclose as a result of a subpoena or other legal process, provided, however, Executive shall give prompt notice of such request to the Company so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Executive is legally compelled to disclose Confidential and Proprietary Information, such Confidential and Proprietary Information (and only such Confidential and Proprietary Information) may be disclosed in such proceeding without liability hereunder; provided, however, that Executive shall give the Company written notice of the Confidential and Proprietary Information to be disclosed as far in advance of its disclosure as is practical and, upon the Company's request and at the Company's expense, Executive shall use all reasonable efforts to obtain assurances that confidential treatment will be accorded to the disclosure of such Confidential and Proprietary Information in such proceeding. Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material, or reproductions (including, but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company's offices at any time during his employment by the Company, except as required in the execution of Executive's duties to the Company. Executive agrees to return promptly all Company materials and reproductions (including, but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event upon termination of employment.

(b)  Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence at any time during or after his employment with the Company.

(c)  Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be "works made for hire" as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company's rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company's business. Executive further agrees to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive will execute all documents necessary;

(i)  to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)  to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)  Executive acknowledges that while performing the Services under this Agreement Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons' officers, directors, employees (including Executive), agents or consultants during the Term will remain the sole and exclusive property of the Company or such affiliate and Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e)  Executive agrees that he will promptly disclose to the Company, or any persons designated by the Company, all improvements, Inventions made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term.

(f)  The provisions of this Section 6 shall survive the termination of Executive’s employment with the Company.

7.  Non-Competition; Non-Solicitation; Non-Disparagement.

(a)  Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6) and Executive agrees that, during the Term and for an additional period of 12 months thereafter (such period, the “Restricted Period”), he shall not in any manner, directly of indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), engage in any business which is directly or indirectly competitive with the business of the Company within the geographic area of the Company's business, which is worldwide. Executive acknowledges that, due to the unique nature of the Company's business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company will be deemed to be actively engaged on the date hereof in the development and commercialization of (i) drug delivery systems for animals, and (ii) in the future of any other business in which it actually devotes substantive resources to study, develop or pursue. Notwithstanding the foregoing, nothing contained herein shall be deemed to prohibit Executive from (i) acquiring, or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than 4% of any class or series of outstanding securities of such corporation,

(b)  During the Term and thereafter during the Restricted Period, if any, Executive shall not, directly or indirectly, without the prior written consent of the Company;

(i)  solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee's employment with the Company or any such affiliate or at any time in violation of such employee's non-competition agreement with the Company or any such affiliate; or

(ii)  solicit or accept employment or be retained by any Person who, at any time during the Term, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or

(iii)  solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates.

(c)  The Company and Executive each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d)  In the event that Executive breaches any provision of Section 6 or this Section 7 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company will (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by Executive as a result of any transaction constituting a breach of any of the provisions of Sections 6 or 7 and Executive hereby agrees to account for and pay over such Benefits to the Company.

(e)  Each of the rights and remedies enumerated in Section 7(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any covenant contained in this Section 7 is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies, which will be given full effect without regard to the invalid portions. If any covenant contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company's right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this propose, severable into diverse and independent covenants.

(f)  In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, Executive shall not urge as a defense that there is an adequate remedy of law nor shall the Company be prevented from seeking any other remedies which may be available. Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 6 or this Section 7 that the covenants contained in such Sections limit his ability to earn a living.

(g)  Notwithstanding anything to the contrary in this Section 7, (i) it is understood and agreed that Executive's performance of his obligations pursuant to this Section 7 during the Restricted Period, if any, are subject to the Company's performance of its obligations to Executive in connection with the termination of his employment pursuant to Section 10 below and (ii) it is understood and agreed that the Company's performance of its obligations pursuant to Section 10 during the Restricted Period, if any, are subject to Executive’s performance of his obligations to the Company in connection this Section 7.

(h)  The provisions of this Section 7 shall survive the termination of Executive’s employment with the Company.

8.  Representations and Warranties by Executive.

Executive hereby represents and warrants to the Company as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound.

(b) Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

9.  Termination. Executive's employment hereunder will be terminated upon Executive's death and may be terminated as follows:

(a)  Executive's employment hereunder may be terminated by the Board for Cause (as defined below). Any of the following actions by Executive shall constitute “Cause”;

(i)  Executive's commission of embezzlement, theft or other dishonest or fraudulent acts of a material nature, provided that the Company gives notice thereof identifying the conduct alleged and allows Executive and his representatives to present his position to the Board prior to such termination;

(ii)  Executive's conviction of a felony, whether or not committed in the course of his employment by the Company;

(iii)  Executive's willful malfeasance or gross negligence which has a material adverse effect on the Company or its business, provided that the Company gives notice thereof identifying the conduct alleged and, if such action is capable of cure, gives Executive 10 business days to cure;

(iv)  persistent inattention or failure by Executive to discharge his duties and responsibilities due to alcohol or drug abuse, provided that the Company gives notice thereof identifying the conduct alleged and, if such action is capable of cure, give Executive 10 business days to cure;

(v)  a violation of the Company's policy regarding discrimination or harassment in the workplace which is deemed by a majority of the disinterested members of the Board acting in good faith to warrant the termination of Executive's employment hereunder provided that, if such action is capable of cure, the Board gives Executive 10 business days to cure unless there is a serious claim filed by a Company employee which is sustainable in the judgment of the Company's outside counsel and, in any event after Executive and his representative have been given a reasonable opportunity to present his position; and

(vi)  a willful disregard or failure to perform a written lawful directive of the Board consistent with Executive's duties as President and Chief Executive Officer;

(vii)  the material breach by Executive of this Agreement, which breach remains uncured for 10 business days after written notice of such breach.

(b)  In the event Executive, by reason of physical or mental disability (excluding infrequent and temporary absences due to ordinary transitory illnesses), is unable for more than 2 months in the consecutive 12 month period to perform the Services, or in the event Executive is permanently disabled, a termination of this Agreement for “Disability” will occur at the end of the month following the month in which the Company gives notice to Executive of its intention to terminate the Agreement because of such Disability.

(c)  Executive's employment hereunder may be terminated by the Board (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities or (ii) the disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(d)  Executive's employment hereunder may be terminated by Executive for Good Reason. For purposes of this Agreement, “Good Reason” means (i) failure by the Company to continue Executive in his executive position as President and Chief Executive Officer of the Company; (ii) material reduction in the nature or scope of Executive's responsibilities, duties, power or authority, in each case as set forth in Section 1 above; (iii) material reduction by the Company of Executive's benefits (unless such benefits are similarly reduced for all employees); (iv) failure of Executive to be nominated to serve as a member of the Board at each stockholders meeting of the Company held during the Term (and such current Board members will be obligated to vote shares in favor of Executive), or (v) a material breach by the Company of any provision of this Agreement that is not cured within 10 business days following delivery of written notice of such material breach by Executive to the Board.

(e)  Executive’s employment may be terminated by the Board without Cause, and for any reason, upon 30 days advance written notice to Executive. Executive may terminate his employment with the Company for any reason upon 30 days advance written notice to the Company.

10.  Compensation upon Termination.

(a)  If Executive’s employment is terminated as a result of Executive’s death or Disability, the Company shall pay to Executive or to Executive's estate, as applicable, (i) his accrued but unpaid Base Salary, (ii) any Discretionary Bonus, if any, which has been earned but is unpaid, and (iii) expense reimbursement amounts, in each case through the date of Executive’s death or Disability.

(b)  If Executive’s employment is terminated by the Company for Cause, then the Company shall pay to Executive (i) accrued but unpaid Base Salary in accordance with normal payroll practices and (ii) expense reimbursement amounts, in each case through the date of termination. In the event of a termination for Cause, Executive will have no further entitlement hereunder to any other compensation or benefits from the Company except to the extent otherwise provided by law.

(c)  Termination upon Change of Control.

(i) In the event Executive’s employment is terminated by the Company prior to and as a result of, or within one year following, a Change of Control resulting in the Company or its stockholders receiving at least $50,000,000 in value, then the Company shall pay to Executive on the effective date of such termination (i) one year's Base Salary in a lump sum, (ii) his expense reimbursement amounts, in each case through the date of the Change of Control, (iii) $300,000 in cash, and (iv) an additional amount in cash equal to $822.00 multiplied by the number of days the Company employed Executive under this Agreement during the then current calendar year. In addition, at the request of Executive, the Board of Directors will reasonably consider releasing Executive from the Non-Competition obligations described in section 7.

(ii) In the event Executive’s employment is terminated by the Company prior to and as a result of, or within one year following, a Change of Control resulting in the Company or its stockholders receiving less than $50,000,000 in value, then the Company shall pay to Executive on the effective date of such termination (i) 6 months Base Salary in a lump sum, (ii) his expense reimbursement amounts, in each case through the date of the Change of Control, and (iii) an additional amount in cash equal to $822.00 multiplied by the number of days the Company employed Executive under this Agreement during the then current calendar year. In addition, at the request of Executive, the Board will reasonably consider releasing Executive from the covenants set forth in Section 7.

(d)  If Executive terminates his employment with the Company for Good Reason or is terminated by the Company other than as a result of Executive's death or Disability and other than for reasons specified in Sections 10(b) or 10(c), then the Company shall (i) continue to pay to Executive his Base Salary for a period of 12 months following such termination in accordance with normal payroll practices; provided that, if on March 15th of the calendar year following the date of termination, the required amount has not been paid in full, the Company shall pay the remainder on such date, (ii) pay Executive in a lump sum on the date of termination any expense reimbursement amounts owed through the date of termination, and (iii) pay Executive an additional amount in cash equal to $822.00 multiplied by the number of days the Company employed Executive under this Agreement during the then current calendar year.

(e)  This Section 10 sets forth all of the obligations of the Company with respect to the termination of Executive’s employment. Executive acknowledges that, upon the termination of his employment, he will not be entitled to any payments or benefits which are not explicitly provided for in this Section 10 except as otherwise provided by law.

(f)  Upon termination of Executive’s employment for any reason by either party, Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(g)  The provisions of this Section 10 shall survive the termination of Executive’s employment with the Company.

11.  Indemnification. The Company agrees to indemnify, defend and hold Executive harmless from and against all loss, liability and expense (including, but not limited to, reasonable attorneys' fees) arising out of, relating to or incurred by Executive in connection with the performance of the Services or his duties as a director of the Company to the maximum extent permitted by the laws of the State of Delaware as in effect from time to time, except to the extent such loss, liability and expense arises out of the fraud or willful misconduct of Executive. In addition, the Company agrees to advance expenses to Executive in connection with the defense of any claim brought against Executive for which Executive is entitled to be indemnified by the Company in advance of a final decision on the merits, subject to Executive's undertaking to reimburse the Company in the event that Executive is finally judicially determined to have failed to meet the applicable standard of conduct, to the maximum extent permitted by the laws of the State of Delaware as in effect from time to time. The provisions of this Section 11 shall survive the termination of Executive’s employment with the Company.

12.  Miscellaneous.

(a)  This Agreement is governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws.

(b)  Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation hereof, will be finally settled by arbitration conducted in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the non-exclusive jurisdiction of the state and federal courts having jurisdiction over Philadelphia, Pennsylvania, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c)  This Agreement shall be binding upon and inure to this benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d)  This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)  This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)  The failure of either party to insist upon the strict performance of any of the teams, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term of this Agreement on the part of either party will be effective for any purpose whatsoever unless such waiver is in writing and signed by such party,

(g)  All notices, requests, consents and other communications, required or permitted to be given hereunder, will be in writing and will be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and will be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h)  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)  As used in this Agreement, "affiliate" of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j)  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)  This Agreement may be executed in any number of counterparts. each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Velcera, Inc.

By: /s/ Matthew C. Hill Name: Matthew C. Hill Title: CFO	/s/ Dennis F. Steadman Dennis F. Steadman